UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

August 31, 2020

AMERI METRO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54546	45-1877342
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2575 Eastern Blvd., Suite 102, York, PA 17402

(Address of principal executive offices)

717-434-0668

(Registrant's telephone number, including area code)

___N/A___

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On August 31, 2020, Ameri Metro, Inc. (the “Company), along with NorAsia Consulting & Advisory, completed a valuation report of the Company (the “Valuation Report”). The Valuation Report Prepared by Ameri Metro, Inc. Management assisted by NorAsia Consulting & Advisory to the Board of Directors is attached as an Exhibit, as is the valuation table PDF. The Valuation Report provides an estimated and expected range of potential Fair Market Values for Ameri Metro, Inc.’s common stock. This valuation was performed for corporate planning purposes; the resulting conclusion of value should not be used for any other purpose or by any other party for any purpose.

Based on our analysis we have determined a range of values for the Company by utilizing standard valuation metrics: Net Asset Approach, Discounted Future Net Income, Discounted Future Cash Flows and Market Value Approach. The details for the calculations are summarized in the Exhibits.

There were 14 independent cash transactions for options to acquire Ameri Metro Inc. common stock with strike prices from $3,000 to $4,100 per share in July and August 2020.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Document Description

23.1	Auditor Consent

99.1 99.2	Valuation Report Prepared by Ameri Metro, Inc. Management assisted by NorAsia Consulting & Advisory to the Board of Directors, dated August 31, 2020 (.pdf). Valuation Table.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 4, 2020

Ameri Metro, Inc. /s/ Robert Choiniere —————————————— By: Robert Choiniere Title: Chief Financial Officer